Exhibit 14.01

CODE OF ETHICS

FOR

SBARRO, INC.

PURPOSE:

Sbarro, Inc. (the “Corporation”) has established the following code of ethics (this “Code”) for the Corporation and its subsidiaries to ensure the continuing integrity of the Corporation’s financial reporting and to protect the interests of its shareholders, creditors and all those with which the Corporation conducts business. This Code sets forth specific policies to guide the Corporation’s directors, officers, employees and agents, including senior financial officers, in the performance of their duties.

As used in this Code, the term senior financial officers means the Corporation’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Senior Financial Officers”).

APPLICABILITY:

This Code shall apply to each of the Corporation’s directors, officers, employees and agents, including Senior Financial Officers (collectively, the “Covered Persons”).

STANDARDS OF CONDUCT:

To the best of their knowledge and ability, each Covered Person shall:

•	Act with honesty and integrity, in good faith, with due care, with diligence, without misrepresenting material facts and in an ethical manner;

•	Exercise independent judgment;

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Ethically handle and avoid actual or apparent conflicts of interest in both personal and professional relationships, always distinguishing between personal, private interests and those interests of the Corporation;

•

Provide full, fair, accurate, objective, timely and understandable disclosures in internal reports and documents, as well as reports and documents (if any) that the Corporation files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Corporation;

•

Comply with applicable laws, rules and regulations of federal, state and local governments (both United States and foreign) and other appropriate regulatory agencies governing the conduct or operations of the Corporation;

•	Only obtain business legally and ethically;

•	Take measures to achieve responsible use of and control over the Corporation’s assets, resources and information employed by, or entrusted to, him or her;

•

Respect the confidentiality of information acquired in the course of employment with the Corporation, except when authorized or otherwise legally obligated to disclose such information, and do not use confidential information acquired in the course of the Corporation’s business for personal advantage; and

•	Proactively promote ethical and honest behavior within the Corporation.

FINANCIAL RECORDS AND PERIODIC REPORTS:

Covered Persons shall establish and manage the Corporation’s transactional and reporting systems and procedures to provide reasonable assurance that:

•

Business transactions are properly authorized and completely, timely and accurately recorded on the Corporation’s books and records in accordance with generally accepted accounting principles in the United States, applicable rules promulgated by the SEC, regulatory requirements and established policies of the Corporation; and

•	The retention or proper disposal of the Corporation’s records are in accordance with established Corporation financial policies and applicable legal and regulatory requirements.

REPORTING:

Each Covered Person shall promptly, upon becoming aware thereof, bring to the attention of the Corporation’s Chief Executive Officer (subject to the Corporation’s confidential and anonymous complaint process which may require such information to go only to the Corporation’s Audit Committee) and all members of the Corporation’s Audit Committee:

•

Any act or any violation of this Code by any Covered Person or any act by any other person or entity (whether or not subject to this Code) that would be a violation of this Code if such person or entity were a Covered Person;

•	Any recognized potential conflict of interest of the Covered Person or any other employee or agent of the Corporation;

•

Any information that indicates that any disclosures made or to be made by the Corporation in its public filings were materially false or misleading, omitted to state a material fact or omitted to state a material fact necessary in order to make a statement in such filing not false or misleading;

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Any information concerning a material violation by the Corporation or any employee or agent of the Corporation or by any other person or entity of laws, rules or regulations, including, without limitation, securities laws, rules and regulations, applicable to the Corporation or its business or operations;

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Any information concerning an attempt to coerce, manipulate, mislead or fraudulently influence any accountant engaged in the performance of an audit or review of the financial statements of the Corporation;

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Any information concerning significant deficiencies in the design or operation of the Corporation’s internal controls which could adversely affect the Corporation’s ability to record, process, summarize or report financial data; and

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Any information concerning any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s financial reporting, disclosures or internal controls.

ENFORCEMENT:

The Corporation’s Board of Directors (the “Board”) shall determine appropriate actions to be taken in the event of violations of this Code. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for not adhering to this Code.

Failure to observe the terms of this Code may result in disciplinary action, up to and including termination of employment. A failure to report apparent violations, covering up violations or apparent violations, retaliating against or disciplining a person for reporting a violation or apparent violation, or obstructing an investigation of an alleged or apparent violation shall also be a violation of this Code.

WAIVERS:

The Board shall have the sole and absolute discretionary authority to approve any amendment to, or waiver (including implicit waiver) from, any provision of this Code. During any period in which the Corporation is obligated to file periodic reports, any change of this Code, and any waiver (including implicit waiver) and the grounds for such waiver for a Covered Person, shall be timely disclosed through the filing of a Form 8-K or any other method permitted by SEC rules.

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If there are any questions involving the application of this Code, guidance should be sought from an immediate supervisor, the Corporation’s legal counsel or any member of the Audit Committee. The reporting of any possible violations of this Code may be made anonymously, and the confidentiality for all who report concerns will be maintained to the fullest extent possible.

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